GATC Health

August 25, 2023

Eric Mathur

President

GATC Naturals Corp

Dear Mr. Mathur:

This letter clarifies our letter dated February 15, 2023 with respect to our agreement regarding the amendment to our royalty arrangement in our Amended and Restated License Agreement dated May 5, 2022.

In that letter, we stated that om companies had mutually agreed that the 80% royalty due on the use of Licensed Technology provided for in Section 2 of that agreement be immediately reduced to 15%. The agreement as to payment of Delivery Costs was to be unchanged.

Our accounting department has brought an ambiguity to our attention as to whether the reduction in royalty was retroactive or not. This letter confirms that our agreement was that the reduction in royalty was effective ab initio. Therefore, the principal amount of the two promissory notes which GATC Naturals issued to us last year would be automatically reduced as follows:

Date of Note 01/25 /2022

04/19/2022

Original Amount

$600,000.00

$133,333.60

New Amount

$112,500

$25,000

Furthermore, the outstanding advances from us to you in the amount of $176,000 were also agreed to be forgiven.

If this letter correctly summarizes your understanding of our discussions, please countersign below and return to me.

/s/ Jeff Moses

Jeff Moses

President

I agree with the above.

/s/ Eric Mathur

Eric Mathur, President, GATC Naturals Corp

GATC Health

February 15, 2023

Eric Mathur

President

GATC Naturals Corp

Dear Mr. Mathur:

This letter sets forth our agreement regarding the amendment to our royalty arrangement in our Amended and Restated License Agreement dated May 5, 2022.

We have agreed that the 80% royalty due on the use of Licensed Technology provided for in Section 2 of that agreement be immediately reduced to 15%. The agreement as to payment of Delivery Costs is unchanged.

If this letter correctly summarizes your understanding of our discussions, please countersign below and return to me.

/s/ Jeff Moses

Jeff Moses, Presidwent

I agree with the above.

/s/ Eric Mathur

Eric Mathur

President, GATC Naturals Corp